Exhibit 10.1

CONFIDENTIAL

SEVERANCE AGREEMENT

                This Severance Agreement (this “Agreement”) is entered into by and between Ross Anker (“Anker”) and MSC Industrial Direct Co., Inc., on behalf of itself and all of its subsidiaries, divisions, successors and assigns (hereinafter collectively referred to as the “Corporation”).

RECITALS

                WHEREAS, Anker and Corporation wish to terminate Anker’s employment by the Corporation on the terms and conditions set forth herein.

                NOW, THEREFORE, in consideration of the promises, releases, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

1.             Resignation.  Anker hereby resigns his employment with the Corporation, effective as of March 16, 2006 (the “Effective Date”), including, without limitation, his title as Senior Vice President of Product Management and Information Systems.  Anker further agrees that subsequent to the Effective Date he shall not represent or hold himself out as an officer or employee of the Corporation.

2.             Severance.

(a)           From and after the Effective Date and subject to adjustment pursuant to Section 9 hereof, the Corporation agrees to pay Anker, subject to his strict adherence to each of his covenants hereunder and/or under the General Release attached as Exhibit A hereto and the Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit B hereto (collectively, the “Exhibits”) and as consideration therefor, severance payments in seven (7) installments otherwise in accordance with the Corporation’s customary payroll policy as follows:  (x) a lump sum of $176,500 on September 21, 2006 and (y) an installment in the amount of $29,416.66 payable on each of September 21, 2006, October 19, 2006, November 16, 2006, December 14, 2006, January 25, 2007 and February 22, 2007; in each case less applicable withholding (as required by Federal and New York State law) for income and other taxes (collectively, the “Severance Payment”).  Nothing herein shall obligate Anker to seek employment with another entity.

(b)           In addition, subject to his strict adherence to each of the covenants made by him hereunder and/or under the Exhibits hereto and as consideration therefor, Anker shall receive a lump sum payment in the amount of $337,500 payable on December 10, 2007 and a lump sum payment of $337,500 payable on January 30, 2008 (collectively, the “Bonus”).

3.             Options; Restricted Stock.

(a)           Concurrently with the execution hereof, Anker has delivered to the Company for cancellation (and the Company acknowledges receipt of) Certificate Nos. 2839, 2840, 2841, 2842 and 2843 representing an aggregate of 4,280 shares (the “Shares”) of the

Company’s Class A Common Stock, which Shares are being returned to the Company pursuant to Section 9 of the Company’s 1995 Restricted Stock Plan, as amended, and Anker shall have no right, title to, or interest in such Shares.

(b)           Pursuant to the Company’s 2001 Stock Option Plan and agreements thereunder, and as set forth on Schedule A, Anker has a limited period following the Effective Date to exercise an aggregate of 24,550 options to purchase shares of the Company’s Class A Common Stock, after which applicable date all remaining unexercised Options shall terminate.

(c)           Anker acknowledges that his benefits hereunder, and the Corporation’s obligations to make the Severance Payment and Bonus payments hereunder, shall be terminated upon his breach of any covenant or obligation contained in this Agreement and/or in the Exhibits hereto.  The foregoing shall be in addition to, and not in limitation of, any of the Corporation’s rights and remedies, including, without limitation, those of specific performance and equitable remedies, at law and/or pursuant to the Exhibits hereto.

4.             Continued Medical Coverage.  Subject to Section 9 hereof, if Anker’s timely elects under the provisions of COBRA to continue his group health plan coverage that was in effect prior to the Effective Date, Anker will be entitled to continuation of such coverage, at the Corporation’s expense, for a period of twelve (12) months, provided that Anker continues to be eligible for COBRA coverage.

5.             Release; Confidentiality.  As a condition to receiving the benefits hereunder, Anker shall execute the General Release in the form attached as Exhibit A hereto, which is hereby incorporated by reference herein and made a part hereof as if set forth in full herein.

6.             Confidentiality, Non-Solicitation and Non-Competition Agreement.  As a condition to the Corporation entering into this Agreement and providing the benefits hereunder including, without limitation, the Corporation’s agreement to pay the Severance Payment and the Bonus pursuant to the terms hereof, and entrusting Anker with Confidential Information (as defined in Exhibit B hereto), the parties have entered into the Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit B hereto, which is hereby incorporated by reference herein and made a part hereof as if set forth in full herein.

7.             Revocation Period.

(a)           By executing this Agreement, Anker acknowledges that (i) he has been advised by the Corporation to consult with an attorney before executing this Agreement, (ii) he has been provided with at least a twenty-one (21) day period to review and consider whether to sign this Agreement and that by executing and delivering this Agreement to the Corporation, he is waiving any remaining portion of such twenty-one (21) day period, and (iii) he has been advised that he has seven (7) days following execution to revoke this Agreement (the “Revocation Period”).

(b)           This Agreement will not be effective or enforceable until the Revocation Period has expired.  Such revocation shall only be effective if an originally executed written notice thereof is delivered to the Corporation on or before 5:00 p.m. on the seventh day after

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execution of this Agreement.  If so revoked, this Agreement shall be deemed to be void ab initio and of no further force and effect.

8.             Payment of Compensation Due.  Anker acknowledges and agrees that any monetary or other benefits which are, were or may have been claimed to be due to Anker and which he may have earned or accrued, or to which he may have been entitled, have been paid or such payments have been released, waived or settled by Anker pursuant to this Agreement.

9.             Mitigation and Set Off.  In the event that Anker obtains employment or consulting/advisory work during the period from the date hereof until March 16, 2007 the Corporation remains obligated to make the Severance Payment hereunder, Corporation shall be entitled to set off against and reduce the amount of the Severance Payment so remaining to be paid (but not the Bonus), by an amount equal to all base salary amounts paid or payable to Anker in respect of such period (whenever paid) for such employment or consultancy/advisory work.

In the event that Anker obtains employment or consulting/advisory work during the period the Corporation remains obligated to make payments pursuant to Section 4 hereof, and such employment or consultancy/advisory work affords Anker’s eligibility to participate in other group health plan coverage generally comparable to that covered by Section 4, Anker shall obtain such other coverage, provide the Corporation with at least 30 days notice of the effective date of such other coverage, and the Corporation shall have no obligation to pay the COBRA coverage expenses under Section 4 hereof for any period after such effective date.

10.           Miscellaneous.

(a)           Anker covenants and agrees that he shall at all times cooperate with and assist the Corporation in the defense of any and all legal proceedings arising from facts and circumstances of which he had knowledge while employed by the Corporation.  The Corporation shall reimburse Anker for any out-of-pocket expenses incurred by him in connection with such cooperation and assistance.

(b)           The parties hereto agree to maintain the terms of this Agreement as confidential and neither party, nor any person or entity acting on such party’s behalf, shall disclose such terms to any third party, except to such party’s spouse, attorney, accountant or financial advisor or as may be required by law.

(c)           This Agreement shall not in any way be construed as an admission by the Corporation that it has acted wrongfully with respect to Anker or that Anker has any rights whatsoever against the Corporation, and the Corporation specifically disclaims any liability for any wrongful acts against Anker on the part of itself, its employees or its agents.

(d)           Anker agrees that neither he, nor anyone acting on his behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about the Corporation or the business of the Corporation or any of the Corporation’s officers, directors or employees or any persons who were officers, directors or employees of the Corporation or (ii) communicate, directly or indirectly, with the press or other media concerning the past or present employees or business of the Corporation.

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(e)           The Corporation agrees that neither it, nor anyone acting on the Corporation’s behalf, shall hereafter make any derogatory, disparaging or critical statement about Anker.

(f)            If not revoked in accordance with paragraph 7(a), the covenants, representations and acknowledgments contained herein shall survive the execution and delivery of this Agreement.

(g)           This Agreement, the General Release and the Confidentiality, Non-Solicitation and Non-Competition Agreements (i) constitute the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth in this Agreement, the General Release and the Confidentiality, Non-Solicitation and Non-Competition Agreement and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto, (ii) may not be amended unless in a writing signed by the parties hereto, (iii) shall be subject to, governed by and construed and enforced in accordance with the internal laws of the State of New York and (iv) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors, and affiliates of each of the parties hereto.

(h)           Anker represents and warrants that he is able to affect a knowing and voluntary waiver and general release of claims and is not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Anker represents and warrants that he is competent to execute this Agreement, to waive any and all claims he has or may have against the Corporation and certifies that he is not a party to any bankruptcy or other proceeding which would impair his right to waive any and all claims he may have against Corporation.

(i)            This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one Agreement.

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                IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement on the date set forth opposite their respective signatures.

Dated: March 16, 2006	/s/ Ross Anker
ROSS ANKER

Dated: March 16, 2006	MSC INDUSTRIAL DIRECT CO., INC.

	By:	/s/ David Sandler
		Name:	David Sandler
		Title:	President and Chief Executive Officer

SCHEDULE A

Option Grant Date	Stock Option Plan	No. of Shares Exercisable	Grant Price	Option Exercise Expiration Date
10/20/03	2001	16,800	$23.41	April 16, 2006
10/26/04	2001	7,750	$32.40	April 16, 2006

None of the restricted shares granted (in 2004 and 2005) to Ross Anker will have vested at the time of this agreement.

Exhibit A

RELEASE

                WHEREAS, prior to the date hereof Ross Anker (“Anker”) served as the Senior Vice President, Product Management/Information Systems of MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation), and the employment of Anker with the Corporation has been terminated as reflected in the Severance Agreement of even date herewith (the “Agreement”); and

                WHEREAS, it is a condition to the Corporation’s entering into the Severance Agreement and undertaking the obligations to make the Severance Payments and Bonus payments and other benefits available to Anker pursuant to the Agreement that Anker execute and deliver this Release to the Corporation.

                NOW, THEREFORE, in consideration of the receipt by Anker of the benefits under the Agreement, which constitute a material inducement to enter into this Release, Anker intending to be legally bound hereby agrees as follows:

                Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, Anker irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of Anker’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which Anker, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

                Notwithstanding anything contained herein to the contrary, Anker is not releasing the Corporation from any of the Corporation’s obligations (a) under the Agreement, (b) to provide Anker with insurance coverage defense and/or indemnification as an officer of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors, in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of Anker’s rights under the Corporation’s Associate Stock Purchase Plan, 1995 Stock Option Plan, 1998 Stock Option Plan or 2001 Stock Option Plan, as applicable.

                The Corporation has advised Anker in writing to consult with an attorney of his choosing prior to the signing of this Release and Anker hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release.  Anker acknowledges that he has been provided at least twenty-one days to consider the waiver of his rights under the ADEA and that by executing and delivering this Release to the Corporation, he is waiving any remaining portion of such twenty-one (21) day period. Upon execution of this Release, Anker shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA.  If no such revocation occurs, Anker’s waiver of rights under the ADEA shall become effective seven days from the date Anker executes this Release.

                IN WITNESS WHEREOF, the undersigned has executed this Release on the 16th day of March, 2006.

/s/ Ross Anker
ROSS ANKER

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Exhibit B

CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY, NON-SOLICITATION AND NON- COMPETITION AGREEMENT dated as of March 16, 2006 between MSC Industrial Direct Co., Inc., on behalf of itself and its subsidiaries (the, “Corporation”), and Ross Anker (“Anker”).

In consideration of the Corporation entering into, and its agreement to the benefits provided in the Severance Agreement between Corporation and Anker dated as of even date herewith (the “Agreement”), the Corporation entrusting Anker with Confidential Information (as defined below), and the Corporation’s obligations for the Severance Payment and Bonus under the Agreement, it being acknowledged and agreed by Anker that his receipt of such benefits is expressly conditioned on, and constitutes consideration for, his continued compliance with the terms hereof, the parties have entered into this Confidentiality, Non-Solicitation and Non-Competition Agreement.

1.             Confidentiality.

(a)                                        Until March 16, 2008, Anker will not use or disclose to any individual or entity any Confidential Information (as defined below) except as authorized in writing by Corporation, or as required by law or legal process, provided that, prior written notice of such required disclosure is provided to Corporation and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made.

(b)                                       As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in Corporation’s business, (ii) Corporation treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to Corporation’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of Corporation’s customers, suppliers and trading partners who may share such information with Corporation pursuant to a confidentiality agreement or otherwise.  Anker agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall terminate when the information is generally known to the public, other than by way of unauthorized disclosure by Anker in breach of this Agreement.

2.               Non-Competition.

(a)                                  Anker recognizes that the Corporation’s relationship and goodwill with its customers have been established at substantial cost and effort by the Corporation; and

(b)                                 Until March 16, 2008, Anker will not, in any capacity, accept employment with the employer with whom Anker was employed immediately preceding the commencement of Anker’s prior employment with the Corporation, nor until March 16, 2008 will Anker, in any capacity, accept employment with any of the following business entities, including any parent or subsidiary entities or other affiliated organizations: W.W. Grainger, Inc.; J&L Industrial Supply; Fastenal Corporation; The Home Depot, Inc.; and McMaster Carr Supply.

3.               Non-Solicitation.

(a)                                  Anker recognizes that the Corporation’s relationship and goodwill with its customers have been established at substantial cost and effort by the Corporation.

(b)                                 Until March 16, 2008, Anker shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then, or was at any time during the six (6) months immediately preceding the termination of Anker’s employment, an associate, sales representative or agent of Corporation or any present or future subsidiary or affiliate of Corporation.

(c)                                  Further, until March 16, 2008, Anker will not, on behalf of himself, or any other person, firm or corporation, solicit any of the Corporation’s or its Affiliate’s customers with whom he has had contact while working for the Corporation; nor will Anker in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away any customers of the Corporation or its Affiliates with whom Anker has had contact. For purposes of this paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer or a representative of the customer, or obtaining any information with respect to such customer or customer representative.

4.                           Return of Property.  Anker has delivered to Corporation all property belonging to Corporation in Anker’s possession or control, including all Documents (as defined herein) embodying Confidential Information. As used herein, “Documents” shall mean originals or copies of files, memoranda, correspondence, notes, manuals, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

5.                           Notice to Future Employers.  Until March 16, 2008, Anker will inform each new employer, in writing, prior to accepting employment, of the existence and details of this Agreement and will provide that employer with a copy of this Agreement. Anker will send a copy of each such writing to the Corporation at the time the Anker informs each new employer of the Agreement.

6.                           Remedies.  Anker acknowledges that this Agreement, its terms and his compliance is necessary to protect the Corporation’s confidential and proprietary information, its business and its goodwill; and that a breach of any of Anker’s promises contained in this Agreement will irreparably and continually damage the Corporation to an extent that money damages may not be adequate. For these reasons, Anker agrees that in the event of a breach or threatened breach by the Anker of this Agreement, the Corporation shall be entitled to a temporary restraining order and preliminary injunction restraining Anker from such breach in addition to the Corporation being relieved of its Severance Payment and Bonus obligations under the Severance Agreement.  Nothing contained in this provision shall be construed as prohibiting the Corporation from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement. If Anker violates this Agreement, then the duration of the restrictions contained in paragraphs 2 and 3 shall be extended for an amount of time equal to the period of time during which Anker was in violation of the Agreement.

7.                           Entire Agreement.  This Agreement (together with the Severance Agreement and Release) embodies the entire agreement and understanding between the Parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the Parties, and it supersedes any and all prior agreements or understandings between the Corporation and Anker.

8.                           Modification.  This Agreement may be modified or amended only by an instrument in writing executed by the Parties hereto, or in accordance with paragraph 14 herein.

9.                           Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, and may be enforced in any court of competent jurisdiction.

10.                     Waiver.  If in one or more instances either party fails to insist that the other party perform any of this Agreement’s terms, this failure shall not be construed as a waiver by the party of any past, present, or future right granted under this Agreement; the obligations of both Parties under this Agreement shall continue in full force and effect.

11.                     Assignment. This Agreement may not be assigned by Anker. The Corporation shall have the right to assign its rights and obligations hereunder without the consent of the Anker.

12.                     Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of Anker’s employment with Corporation or the termination thereof, including without limitation any claim related to this Agreement or the breach thereof shall be resolved by binding arbitration in accordance with the rules then in effect of the American Arbitration Association, at the office of the American Arbitration Association nearest to where Anker performed Anker’s principal duties for the Corporation. Nothing in this paragraph shall prevent the parties from seeking injunctive relief from the courts pending arbitration. Each party shall be permitted to engage in arbitral discovery in the form of document production, information requests, interrogatories, depositions and subpoenas. The parties shall share equally the fee of the arbitration panel.

To the extent that an arbitrator or court shall find that any dispute between the parties, including any claim made under or relating to this Agreement, is not subject to arbitration, such claim shall be decided by the courts of the State and the County, in which this agreement was executed, in a proceeding held before a Judge of the Trial Court of the State and County in which this agreement was executed or in the United States District Court in and for the District Court of covering the County in which this agreement was executed. Any trial of such a claim shall be heard by the Judge of such Court, sitting without a jury at a bench trial, to ensure more rapid adjudication of that claim and application of existing law.

13.                     Attorneys’ Fees.  If any party to this Agreement breaches any of this Agreement’s terms, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorneys’ fees, incurred by that party in enforcing this Agreement.

14.                     Severability.  If any one or more of the provisions contained in this Agreement is held illegal or unenforceable by an arbitrator or court and cannot be modified to be enforceable (which the parties expressly authorize such court, arbitrator, or other forum to do), no other provisions shall be affected by this holding.

15.                     Acknowledgment.  I have read this agreement, have had an opportunity to ask Corporation’s representatives questions about it, and understand that my signing this agreement is a condition of employment.

16.                     Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

THUS, the parties knowingly and voluntarily execute this Agreement as of the dates set forth below.

MSC INDUSTRIAL DIRECT CO., INC.:

By: /s/	David Sandler	/s/ Ross Anker
ROSS ANKER
Title:	President and Chief Executive Officer